Exhibit 99.1

Kayne Anderson MLP Investment Company Completes Private Placement of Senior Notes and Preferred Stock and Announces Redemption of Auction Rate Preferred Stock

HOUSTON--(BUSINESS WIRE)--May 7, 2010--Kayne Anderson MLP Investment Company (the “Company”) (NYSE: KYN) announced today that it has completed a private placement with institutional investors of $110 million of senior unsecured notes (the “Senior Unsecured Notes”) and $110 million of mandatory redeemable preferred stock (the “Series A Mandatory Redeemable Preferred Stock”).

Net proceeds from the offerings will be used to repay short-term borrowings, to redeem all of the Company’s Series D Auction Rate Preferred Stock ($75 million outstanding), to make new portfolio investments and for general corporate purposes.

The Company announced that it has filed with the Securities Exchange Commission a notice of its intention to redeem its Series D Auction Rate Preferred Stock. The Company expects to complete the redemption on May 28, 2010.

The table below sets forth the key terms of each series of the Senior Unsecured Notes and the Series A Mandatory Redeemable Preferred Stock:

	Amount	Fixed/
Security	($ in millions)	Floating	Interest/Dividend Rate	Maturity
Senior Unsecured Notes
Series O	$65	Fixed	4.21%	5/7/2015
Series P	45	Floating	3-month LIBOR + 160 bps	5/7/2015
Total	$110

Series A Mandatory Redeemable Preferred Stock	$110	Fixed	5.57%	5/7/2017

Neither the Senior Unsecured Notes nor the Series A Mandatory Redeemable Preferred Stock will be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Kayne Anderson MLP Investment Company is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, whose common stock is traded on the NYSE. The Company's investment objective is to obtain a high after-tax total return by investing at least 85% of its total assets in energy-related master limited partnerships and their affiliates, and in other companies that, as their principal business, operate assets used in the gathering, transporting, processing, storing, refining, distributing, mining or marketing of natural gas, natural gas liquids (including propane), crude oil, refined petroleum products or coal.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the Company's historical experience and its present expectations or projections indicated in any forward-looking statements. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; MLP industry risk; leverage risk; valuation risk; interest rate risk; tax risk; and other risks discussed in the Company's filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Company's investment objectives will be attained.

CONTACT:
KA Fund Advisors, LLC
Monique Vo, 877-657-3863
http://www.kaynefunds.com